Exhibit 99.1

NEWS RELEASE
RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI reports second quarter earnings

PEORIA, ILLINOIS, July 19, 2010 — RLI Corp. (NYSE: RLI) — RLI Corp. reported second quarter 2010 operating earnings of $32.2 million ($1.52 per share) compared to $28.7 million ($1.32 per share) for the same period in 2009. For the six months ended June 30, 2010, operating earnings were $52.2 million ($2.45 per share) compared to $51.1 million ($2.35 per share) for the same period in 2009.

	Second Quarter
Earnings Per Diluted Share	2010	2009
Operating earnings	$1.52	$1.32
Net earnings	$1.65	$1.57

Highlights for the quarter included:

•                  Operating earnings of $32.2 million ($1.52 per share).

•                  Underwriting income of $30.8 million.

•                  Combined ratio of 74.7.

•                  Book value per share of $41.02, an increase of 4.8% from year end 2009.

•                  $19.0 million ($0.58 per share) pretax favorable development in prior years’ loss reserves, net of effects on bonus and profit sharing-related expenses.

•                  Net operating cash flow of $37.9 million.

•                  Return on equity for the trailing four quarters was 14.6%

“We continue to deliver excellent financial results in a difficult insurance marketplace,” said RLI Corp. President & CEO Jonathan E. Michael.  “During the second quarter economic conditions remained weak and competition intense.”

“RLI’s property segment experienced increased written premiums, as we expanded our diversification into crop and other assumed property reinsurance. Our surety segment had growth from geographical expansion, the result of adding new underwriting talent. As expected, our casualty business remained soft and written premiums were down due to difficult economic conditions, especially in construction and transportation-related coverages. We continue to seek new opportunities to diversify our product mix and expand our product footprint, while keeping our balance sheet strong. For example, our design professional product group is executing on its business plan and making progress toward introducing new product offerings for architects and engineers.”

“Our results were positively influenced by favorable reserve development on prior accident-year reserves in the casualty and surety segments.  Quarterly results also included $3.5 million of catastrophe losses, largely attributable to Southeast flooding and Midwest storms in the U.S.”

“The persistence of a soft insurance market continues to place importance on underwriting selection, an RLI strength.  The industry has too much capital chasing too little premium. In the past three years, RLI has returned over $250 million of capital to shareholders in the form of increased dividends and share repurchases. We remain committed to our policyholders, while enhancing shareholder value,” said Michael.

Second quarter underwriting results

RLI achieved $30.8 million of underwriting income in the second quarter of 2010 on a 74.7 combined ratio, compared to $25.1 million of underwriting income on a 79.5 combined ratio in the same quarter for 2009.

— more —

Underwriting Income	Second Quarter
(in millions)	2010	2009
Casualty	$13.8	$14.0
Property	9.3	9.2
Surety	7.7	1.9
Total	$30.8	$25.1

Combined Ratio	Second Quarter
(%)	2010	2009
Casualty	76.4	79.1
Property	78.6	76.1
Surety	60.9	88.8
Total	74.7	79.5

RLI reported year-to-date underwriting income of $43.5 million representing an 81.7 combined ratio through June 30, 2010, versus $40.3 million of underwriting income representing an 83.7 combined ratio for the same period last year.

Other income

In the second quarter, investment income was $16.8 million compared to $16.5 million for the same period in 2009. For the six month period ended June 30, 2010, investment income was $33.4 million versus $34.2 million for the same period in 2009.  The investment portfolio’s total return for the quarter was 0.4%; the bond portfolio was 2.7% and the equity portfolio return was -10.8%. Through six months, the investment portfolio’s total return was 2.9% with the bond portfolio returning 4.6% and equities returned        -6.4%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $23.2 million for the quarter ($1.09 per share) versus $56.9 million ($2.62 per share) over the same period in 2009. Year-to-date comprehensive earnings were $56.7 million ($2.66 per share), compared to $58.7 million ($2.70 per share) for the same period last year.

During the quarter, equity in earnings of Maui Jim, Inc. was $3.4 million compared to $2.7 million from the same period last year.  For the six month period, earnings were $5.7 million versus $4.1 million in 2009.

Other news

The RLI Corp. board of directors on May 6, 2010 declared a 4% dividend increase to $0.29 per share payable on July 15, 2010. RLI has paid dividends for 136 consecutive quarters and increased dividends in each of the last 35 years. The Company’s dividend yield would be 2.2%, based on the $1.16 annualized dividend and today’s closing stock price of $52.26.

In the second quarter, we completed our $200 million share repurchase program initiated in 2007. During the quarter, the board also implemented a new $100 million share repurchase program. A total of 189,375 shares were repurchased at an average cost of $55.78 per share ($10.6 million) in the second quarter. At the end of the quarter, $96.1 million of capacity remained for stock repurchases.

During the second quarter, the Company’s A+ rating by A.M. Best was reaffirmed by the industry rating agency. In its release, A.M. Best attributed RLI’s rating to “superior capitalization, outstanding long-term operating profitability and financial flexibility.” Best cited RLI’s “strict underwriting discipline and rate adequacy” as the driving forces behind its “excellent history.”

On July 13, 2010, RLI received the distinction of being named to Ward’s 50® Top P&C Performers group for the 20th consecutive year. RLI is one of only five property and casualty insurers, from over 3,000 companies, to be recognized every year since the group’s inception in 1991.  Ward’s noted, “In general, the Ward’s 50 companies demonstrate the ability to grow their business profitably in changing market conditions.”

At 10 a.m. CDT tomorrow, July 20, 2010, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned.

Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies.  Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2009.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. The company’s talented associates have delivered underwriting profits in 29 of the last 33 years, including the last 14. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact John Robison, Chief Investment Officer (309) 693-5846 or at John.Robison@rlicorp.com or visit our website at www.rlicorp.com.

	Operating Earnings Per Share
	2010	2009	2010	2009
	2nd Qtr	2nd Qtr	6 Mos.	6 Mos.
Operating Earnings Per Share	$1.52	$1.32	$2.45	$2.35

Specific items included in operating earnings per share: (1) (2)
• Gain from casualty prior years’ reserve development	$0.47	$0.53	$0.62	$0.82
• Loss from property prior years’ reserve development	$(0.02)	$(0.03)	$(0.02)	$(0.12)
• Gain/(loss) from surety prior years’ reserve development	$0.13	$(0.01)	$0.18	$(0.01)

(1) Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2) Reserve developments reflect revisions for previously estimated losses.

RLI CORP.

2010 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$121,758	$122,492	-0.6%	$238,022	$248,174	-4.1%
Net investment income	16,765	16,496	1.6%	33,365	34,199	-2.4%
Net realized investment gains (losses)	4,291	5,754	-25.4%	10,754	(27,774)
Consolidated revenue	142,814	144,742	-1.3%	282,141	254,599	10.8%

Loss and settlement expenses	45,072	48,780	-7.6%	99,329	110,001	-9.7%
Policy acquisition costs	37,715	38,556	-2.2%	78,180	79,569	-1.7%
Other insurance expenses	8,170	10,072	-18.9%	16,997	18,334	-7.3%
Interest expense on debt	1,513	1,513	0.0%	3,025	3,025	0.0%
General corporate expenses	1,541	2,042	-24.5%	3,258	3,670	-11.2%
Total expenses	94,011	100,963	-6.9%	200,789	214,599	-6.4%

Equity in earnings of unconsolidated investee	3,426	2,724	25.8%	5,679	4,122	37.8%

Earnings before income taxes	52,229	46,503	12.3%	87,031	44,122	97.3%
Income tax expense	17,235	12,423	38.7%	27,816	11,858	134.6%
Net earnings	$34,994	$34,080	2.7%	$59,215	$32,264	83.5%
Other comprehensive earnings (loss) , net of tax	(11,765)	22,810		(2,490)	26,388
Comprehensive earnings	$23,229	$56,890	-59.2%	$56,725	$58,652	-3.3%

Operating earnings:(1)
Net earnings	$34,994	$34,080	2.7%	$59,215	$32,264	83.5%
Less: Realized investment gains (losses), net of tax	2,789	5,416	-48.5%	6,990	(18,853)
Operating earnings	$32,205	$28,664	12.4%	$52,225	$51,117	2.2%

Return on Equity:
Net earnings (trailing four quarters)				14.6%	6.4%
Comprehensive earnings (trailing four quarters)				18.7%	5.1%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	21,223	21,721		21,298	21,744

EPS from operations (1)	$1.52	$1.32	15.2%	$2.45	$2.35	4.3%
Realized gains (losses), net of tax	0.13	0.25	-48.0%	0.33	(0.87)
Net earnings per share	$1.65	$1.57	5.1%	$2.78	$1.48	87.8%
Comprehensive earnings per share	$1.09	$2.62	-58.4%	$2.66	$2.70	-1.5%

Cash dividends per share	$0.29	$0.27	7.4%	$0.57	$0.53	7.5%

Net Cash Flow provided by Operations	$37,907	$57,639	-34.2%	$35,459	$61,600	-42.4%

(1)  See discussion of non-GAAP financial measures on page 2.

RLI CORP.

2010 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,490,483	$1,485,347	0.3%
(amortized cost - $1,433,081 at 6/30/10)
(amortized cost - $1,452,084 at 12/31/09)
Equity securities	272,840	262,693	3.9%
(cost - $215,046 at 6/30/10)
(cost - $177,681 at 12/31/09)
Short-term investments	113,793	104,462	8.9%
Total investments	1,877,116	1,852,502	1.3%

Premiums and reinsurance balances receivable	106,564	83,961	26.9%
Ceded unearned premiums	60,537	65,379	-7.4%
Reinsurance recoverable on unpaid losses	361,876	336,392	7.6%
Deferred acquisition costs	79,062	75,880	4.2%
Property and equipment	18,112	19,110	-5.2%
Investment in unconsolidated investee	49,268	44,286	11.2%
Goodwill	26,214	26,214	—
Other assets	33,361	34,929	-4.5%
Total assets	$2,612,110	$2,538,653	2.9%

Unpaid losses and settlement expenses	$1,183,008	$1,146,460	3.2%
Unearned premiums	328,232	312,527	5.0%
Reinsurance balances payable	21,619	22,431	-3.6%
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	25,117	24,299	3.4%
Accrued expenses	26,099	41,835	-37.6%
Other liabilities	69,529	58,851	18.1%
Total liabilities	1,753,604	1,706,403	2.8%
Shareholders’ equity	858,506	832,250	3.2%
Total liabilities & shareholders’ equity	$2,612,110	$2,538,653	2.9%

OTHER DATA
Common shares outstanding (in 000’s)	20,931	21,265
Book value per share	$41.02	$39.14	4.8%
Closing stock price per share	$52.51	$53.25	-1.4%
Cash dividends per share (annualized)	$1.15	$1.08	6.5%
Statutory Surplus	$782,450	$784,161	-0.2%

RLI CORP.

2010 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended June 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2010

Gross premiums written	$83,843		$83,806		$23,317		$190,966
Net premiums written	61,695		67,880		20,791		150,366
Net premiums earned	58,397		43,644		19,717		121,758
Net loss & settlement expenses	25,430	43.5%	20,272	46.4%	(630)	-3.2%	45,072	37.0%
Net operating expenses	19,204	32.9%	14,038	32.2%	12,643	64.1%	45,885	37.7%
Underwriting income	$13,763	76.4%	$9,334	78.6%	$7,704	60.9%	$30,801	74.7%

2009

Gross premiums written	$91,724		$64,777		$22,370		$178,871
Net premiums written	66,152		49,735		17,980		133,867
Net premiums earned	67,282		38,373		16,837		122,492
Net loss & settlement expenses	30,068	44.7%	15,041	39.2%	3,671	21.8%	48,780	39.8%
Net operating expenses	23,167	34.4%	14,175	36.9%	11,286	67.0%	48,628	39.7%
Underwriting income	$14,047	79.1%	$9,157	76.1%	$1,880	88.8%	$25,084	79.5%

		GAAP		GAAP		GAAP		GAAP
Six Months Ended June 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2010

Gross premiums written	$153,128		$134,141		$45,003		$332,272
Net premiums written	113,317		104,965		40,287		258,569
Net premiums earned	117,443		81,966		38,613		238,022
Net loss & settlement expenses	63,155	53.8%	34,287	41.8%	1,887	4.9%	99,329	41.7%
Net operating expenses	39,503	33.6%	30,298	37.0%	25,376	65.7%	95,177	40.0%
Underwriting income	$14,785	87.4%	$17,381	78.8%	$11,350	70.6%	$43,516	81.7%

2009

Gross premiums written	$171,596		$112,782		$42,930		$327,308
Net premiums written	127,458		84,283		35,023		246,764
Net premiums earned	137,972		75,565		34,637		248,174
Net loss & settlement expenses	72,475	52.5%	30,390	40.2%	7,136	20.6%	110,001	44.3%
Net operating expenses	45,447	32.9%	29,818	39.5%	22,638	65.4%	97,903	39.4%
Underwriting income	$20,050	85.4%	$15,357	79.7%	$4,863	86.0%	$40,270	83.7%